UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       July 6, 2009

Oilsands Quest Inc.
(Exact name of registrant as specified in its charter)
Colorado
(State or other jurisdiction of incorporation)
001-32994	98-0461154
(Commission File Number)	(I.R.S. Employer Identification No.)

800, 326-11th Avenue SW Calgary, Alberta Canada	T2R 0C5
(Address of principal executive offices)	(Zip Code)

(403) 263-1623
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS FOR CERTAIN OFFICERS.
(b)	Resignation of President and Chief Operating Officer.

On July 6, 2009, Jamey Fitzgibbon, the President and Chief Operating Officer of Oilsands Quest Inc. (the “Company”) resigned for personal reasons. Christopher Hopkins, the Company’s Chief Executive Officer, will assume the additional role as President. A copy of the press release announcing Mr. Fitzgibbon’s resignation is attached hereto as Exhibit 99.1 and incorporated by reference herein solely with respect to matters related to the resignation of Mr. Fitzgibbon.

(e)	Compensatory Arrangements for Certain Officers.

In connection with the resignation of Jamey Fitzgibbon, the Company entered into an agreement, dated July 6, 2009, pursuant to which Mr. Fitzgibbon is entitled to a lump sum severance payment in the amount of $598,000 as well as all accrued but unpaid salary and earned vacation entitlement through June 30, 2009. Mr. Fitzgibbon’s stock option arrangements will be recognized in accordance with their terms, and Mr. Fitzgibbon has until September 28, 2009 to exercise such options. The agreement also provides for a two month non-exclusive consulting arrangement at a rate of $1,000 per month to assist the Company in the transition of Mr. Fitzgibbon’s duties. Jamey Fitzgibbon is also entitled to participate in the Company’s basic benefits program (with the exception of long-term disability insurance) on the same basis as was permitted under the terms of his employment through the two month consulting period. Mr. Fitzgibbon has agreed to refrain from directly or indirectly attempting to recruit any of the Company’s employees or consultants for a period of one year commencing on the date of his last consulting payment. The terms of the indemnity agreement, dated July 15, 2008, between Jamey Fitzgibbon and the Company will remain in full force and effect and will be enforceable in accordance with its terms.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
EXHIBIT NO.	DESCRIPTION
99.1	Press Release issued July 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated:  July 10, 2009

OILSANDS QUEST INC. (Registrant)
By:	/s/ Garth Wong
Name: Garth Wong Title: Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press Release issued July 7, 2009.